Law Office of Shawn F. Hackman, a P.C.
               3360 West Sahara Avenue, Suite 200
                     Las Vegas, Nevada 89102
                        (702) 732-2253


November 19, 1999




U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  MERCURY CAPITAL CORP. - Form S-4

Dear Sir/Madam:

We have acted as counsel to MERCURY CAPITAL CORP., a Colorado corporation ("Company"), in connection with its Registration Statement on Form S-4 relating to the registration of 10,440,000 shares of its common stock ("Shares"), at a maximum offering price of $0.10 per Share.

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Colorado, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                              Sincerely,


                              /s/  Shawn F. Hackman
                              Shawn F.Hackman, Esq.